EXHIBIT 10(at)
                                LICENSE AGREEMENT

License Agreement made this _____ day of ____________, 19__ by and between ________________________________________________ ("Network Station Affiliate")
and NCT Group, Inc., a Delaware corporation with offices at 1025 West Nursery Road, Linthicum, Maryland 21090, USA ("NCT") and NCT's wholly owned subsidiary, DistributedMedia.com, Inc., a Delaware corporation with offices at 1025 West Nursery Road, Linthicum, Maryland 21090, USA ("DMC") .

WHEREAS the Network Station Affiliate is engaged in the licensing of certain business technology rights and concepts; and

WHEREAS NCT has developed and exclusively licensed to DMC the Digital Broadcasting Station Software ("DBSS") system and related technology that has been applied to the delivery of targeted visual and audio advertising medium for distribution to commercial and professional sites, and DMC is the exclusive licensee of certain United States and foreign patents and copyrights covering various aspects of the DBSS system which both parties believe can be applied by the Network Station Affiliate; and

WHEREAS the Network Station Affiliate is desirous of obtaining a non-exclusive license from DMC to use the DBSS system in a total of ________ site(s) in the existing health, education, hospitality and fitness networks (the "Networks") in the New York DMA Territory (the "Geographic Station Area").

NOW THEREFORE, in consideration of the mutual covenants contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1.  DEFINITIONS

As used herein, the terms described below have the following meanings.

1.1 "Affiliate" shall mean any legal entity which directly or indirectly, is controlled by, is in control of, or under common control with the legal entity with reference to which the term "Affiliate" is used.

1.2 "Confidential Information" shall mean the information described in Article 5 below and shall include the Deliverables and any and all samples, models, prototypes, drawings, specifications, formulas, algorithms, software, operating techniques, processes, data, technical and other information, including any information relating to the status of research or other investigations being conducted, whether given in writing, orally, or in magnetic or other electronic processing form to the extent that such information is not in the public domain through other than a breach of this Agreement.

1.3 "Deliverables" shall mean the DBSS system, models, specifications, codes and other documentation and materials described on Schedule A hereto to be delivered by DMC to the Network Station Affiliate under Section 4.3 of this Agreement.

1.4 "Improvement" shall mean any improvement, further invention, enhancement, derivative product, technology, software, firmware, mask work, trade secret, know-how, patent, patent application or other intellectual property making use of, extending, based upon or relating to: (a) NCT Technology (hereinafter "NCT Improvements") or (b) Network Station Affiliate Technology (hereinafter "Network Station Affiliate Improvements") provided however, that no Sponsor Technology shall be deemed an Improvement.

1.5 "Know-how", in general, will have its usual and accepted meaning, that is, inter alia, all factual knowledge and information not capable of precise, separate description but which, in an accumulated form, after being acquired as the result of trial and error, gives to the one acquiring it an ability to produce and market something which one otherwise would not have known how to produce and market with the same accuracy or precision necessary for commercial success.

1.6 "Licensed Patents" shall mean all those patents relating to DMC's DBSS system technology owned by NCT and licensed to DMC as listed on Schedule B hereto together with those patents issued under patent applications filed or to be filed relating to NCT's DBSS technology and also listed on Schedule B hereto including any continuations, continuations-in-part, divisions, extensions, reissues, re-examinations or renewals of any of the foregoing.

1.7 "Licensed Product" shall mean a specific Network Station Affiliate DBSS system site installation embodying or employing all or part of the Licensed Patents and/or the Licensed Technology.

1.8 "Licensed Technology" shall mean that unpatented technology relating to NCT's DBSS system owned by NCT and licensed to DMC as described on Schedule C hereto.

1.9 "Network Station Affiliate Technology" shall mean any and all existing and future technology, other than Sponsor Technology, relating to the design, development, manufacture and assembly of the Network Station Affiliate DBSS system installation now or hereinafter owned or licensed by or to the Network Station Affiliate and/or its Subsidiaries, including without limitation all know-how, trade secrets, methods, operating techniques, processes, software, materials, technical data, engineering information, formulas, specifications, drawings, machinery and apparatus, patents, patent applications, copyrights and other intellectual property relating thereto.

1.10 "Geographic Station Area" or "Territory" shall mean a geographic area of a physical size to be determined by the density of targeted sites in an area. An area may be a portion of a city, a city, a surrounding area, a state or several states combined. It is estimated that a Territory will contain a Network or Networks each with a minimum of 1,000 potential large sites (more than 1,000 people per day) and 2,000 small sites (less than 500 people per day). Geographic Station Areas or Territories exclude private networks.

1.11 "NCT Technology" shall mean any and all existing and future technology, other than Sponsor Technology, relating to the attenuation, isolation, control and/or cancellation of noise and/or vibration and/or signals, now or hereinafter owned or licensed by or to NCT and/or its Subsidiaries or Affiliates, including without limitation all know-how, trade secrets, methods, operating techniques, processes, software, materials, technical data, engineering information, formulas, specifications, drawings, machinery and apparatus, patents, patent applications, copyrights and other intellectual property relating thereto.

1.12 "DMC Technology License" shall mean the license to the Licensed Patents and the Licensed Technology granted by NCT or DMC to Network Station Affiliate under Article 2 of this Agreement.

1.13 "Sponsor Technology" shall mean with respect to a party hereto (i) all existing and future technology owned or licensed by or to a party and/or its Affiliates or affiliates which, by virtue of contract restrictions binding on such party, cannot be disclosed or transferred to the other party on the same terms and conditions as NCT Technology or Network Station Affiliate Technology, as the case may be; and (ii) all existing and future technology which results from the combination of a party's technology and a third party's technology, and which by virtue of contract restrictions binding on the party in question, cannot be disclosed or transferred to the other party on the same terms and conditions as NCT Technology or Network Station Affiliate Technology, as the case may be.

1.14 "Technical Information" shall mean technical, design, engineering, and manufacturing information and data pertaining to the design, manufacture, commercial production and distribution of Licensed Products in the form of designs, prints, plans, material lists, drawings, specifications, instructions, reports, records, manuals, other written materials, computer programs and software and other forms or media relating thereto.

ARTICLE 2.  LICENSES

2.1 The DMC Technology License - License to Licensed Patents and Licensed Technology. Subject to the terms and conditions of this Agreement, DMC hereby grants to Network Station Affiliate a exclusive license in the selected Networks within the selected Geographic Station Area or areas to use the Licensed Products which incorporate or embody, or are covered or claimed by, or are based on one or more of the Licensed Patents and/or Licensed Technology as practiced.

2.2 Limitations. The DMC Technology License shall be non-exclusive as against all others for the use and installation of Licensed Products in the Geographic Station Area. Said licenses are limited to: (a) use, distribution and installation of Licensed Products which practice, claim or contain the Licensed Patents and/or Licensed Technology, and (b) the Geographic Station Area.

2.3 Assignment and Sublicensing. The rights and licenses granted hereunder may not be sublicensed, conveyed, assigned or otherwise transferred by the Network Station Affiliate to any third party without DMC's prior written consent in each instance. In addition, the Network Station Affiliate shall not have the right to have Licensed Products manufactured for it by others.
     2.4 Acceptance. The Network Station Affiliate hereby (i) accepts the rights under the NCT Technology License granted to it by DMC under this Article 2, and (ii) acknowledges that the rights that DMC has granted to Network Station Affiliate hereunder are non-exclusive and limited to the use, distribution and installation of Licensed Products in the Market subject to the limitations set forth herein. 2.5 Patent and Copyright Notices. The Network Station Affiliate shall mark or cause to be marked each Licensed Product installed, leased, distributed or otherwise transferred and shall cause all licenses, contracts and agreements with other parties for the sale, lease, distribution, use or other disposition of Licensed Products to contain a provision requiring, if feasible in the Network Station Affiliate's reasonable opinion, such other parties to mark each Licensed Product with a suitable legend identifying the Licensed Patents and Licensed Technology with the appropriate patent or copyright notice, as the case may be. If, in the Network Station Affiliate's reasonable opinion, the Licensed Product is too small to have a legend placed on it, the Network Station Affiliate will use all reasonable efforts to have a legend placed on the software and/or packaging.

ARTICLE 3.  FEES AND ROYALTIES

3.1 Fees. The Network Station Affiliate shall pay DMC _______________________ as a non-refundable license fee.

3.2 Operation. At pricing no less favorable than that provided to any other licensee, DMC (or its designee) shall be available to provide services and equipment as requested from licensee for the operation of the licensed sites, including (i) hardware and software installed at each site; (ii) the maintenance and upgrades of the DBSS system and the hardware and software installed at the licensed sites; (iii) providing sales and marketing services for the sites; (iv) providing broadcast content, including music and advertisements; (v) collecting revenues and, where appropriate, remitting fees to the owners of installation sites. DMC agrees that the Network Station Affiliate shall be entitled to receive 20% of the pre-tax operating profit as a royalty on the operation of the licensed sites. Such pre-tax operating profit, determined on the basis of generally accepted accounting principles as followed by NCT and DMC during such quarter, shall be remitted quarterly by the last business day of the following quarter to the Network Station Affiliate.

3.3 Representations. NCT represents that the Network Station Affiliate will own hereunder the licenses and rights required in order to conduct business substantially as described in the DMC Business Plan dated 1/21/99 and previously provided to the Network Station Affiliate in the Territory or Geographic Station Area selected. All such licenses and rights shall be valid and enforceable, and shall not conflict with the rights of any third parties.

ARTICLE 4.  DISCLOSURE OF INFORMATION, DATA AND KNOW-HOW

4.1 Disclosure. The parties shall disclose to each other such appropriate Technical Information as may be reasonably required to accomplish the purposes of this Agreement. It is agreed, however, that neither party shall be obligated to disclose information, the disclosure of which has been restricted by a third party.

4.2 Treatment. All disclosed Technical Information which is Confidential Information (as defined in Article 5 below) shall be kept confidential by the receiving party in accordance with the further provisions of Article 5 below and will remain the property of the disclosing party.

4.3 Deliverables. DMC shall deliver the Deliverables to the Network Station Affiliate and in accordance with the delivery dates set forth on Schedule A hereto.


ARTICLE 5.  CONFIDENTIALITY

5.1 Definitions. Each party possesses and will continue to possess confidential information relating to its business and technology which has substantial commercial and scientific value in the business in which it is engaged ("Confidential Information"). Subject to Section 5.4, Confidential Information includes, but is not limited to: Deliverables, Technical Information, trade secrets, processes, formulas, data and know-how, discoveries, developments, designs, improvements, inventions, techniques, marketing plans, strategies, forecasts, new products, software documentation, unpublished financial statements, budgets, projections, licenses, prices, costs, customer lists, supplier lists and any other material marked "Confidential Information", "Proprietary Information" or in some other reasonable manner to indicate it is confidential. Any Confidential Information disclosed between the parties hereto orally or visually, in order to be subject to this Agreement, shall be so identified to the receiving party at the time of disclosure and confirmed in a written summary appropriately marked as herein provided within ten (10) days after such oral or visual disclosure.

5.2 Treatment. Each party shall during the term of this Agreement and for a period of five (5) years thereafter, hold in confidence and not disclose to third parties except as specifically permitted under this Section 5.2 and
     Section 5.4 below any and all Confidential Information of the other party disclosed directly or indirectly to it by the other party.

     Each party shall take the following minimum safeguards with respect to the Confidential Information of the other party:

          (a) only those of its employees who need to receive the other party's Confidential Information in order to carry out the purposes of this Agreement shall have access to such information and such access shall be limited to only so much of such information as is necessary for the particular employee to properly perform his or her functions;

          (b) all documents, drawings, writings and other embodiments which contain Confidential Information of the other party shall be maintained in a prudent manner in a secure fashion separate and apart from other information in its possession and shall be removed therefrom only as needed to carry out the purposes of this Agreement;

          (c) all documents, drawings, writings and other embodiments of information the security or safekeeping of which are subject to governmental regulations shall be kept in accordance with those regulations;

          (d) all employees and contractors who shall have access to Confidential Information of the other party shall be under written obligation to it; (i) to hold in confidence and not disclose all Confidential Information made available to them in the course of their employment; (ii) to use such Confidential Information only in the course of performing their employment duties; and (iii) to assign to their employer or the party retaining them all inventions or improvements relating to their employer's business and conceived while in their employer's employ unless such assignment is prohibited by applicable law.

          Notwithstanding the foregoing, a party receiving Confidential Information of the other party may disclose to its subcontractors and material and component suppliers so much of such Confidential Information as is necessary to enable such party to perform its duties and obligations related to the accomplishment of the purposes of this Agreement provided that such subcontractors and suppliers are obligated to such party in writing; (i) to hold in confidence and not disclose such information; and (ii) not to use such information except as authorized by such party.

          In no event shall the party receiving Confidential Information of the other party disassemble, reverse engineer, re-engineer, redesign, decrypt, decipher, reconstruct, re-orient, modify or alter any Confidential Information of the disclosing party or any circuit design, algorithm, logic or program code in any of the disclosing party's products, models or prototypes which contain Confidential Information or attempt any of the foregoing without first obtaining written consent of the disclosing party in each instance.

5.3 Return. All documents, drawings, writings and other embodiments of a party's Confidential Information, as well as those produced, created or derived from the disclosing party's Confidential Information which incorporate the disclosing party's Confidential Information and all copies thereof shall be returned promptly to it by the other party upon the termination of this Agreement provided that the parties shall continue to be bound by the provisions of Section 5.2 above.

5.4  Exclusions. Confidential Information shall not include information that:

     (a) was at the time of disclosure in the public domain through no fault of the party receiving it;

     (b) becomes part of the public domain after disclosure to the party receiving it through no fault of such party;

     (c) was in the possession of the party receiving it (as evidenced by written records) at the time of disclosure and was not acquired directly or indirectly from the other party, or a third party, as the case may be, under a continuing obligation of confidence of which the party receiving it was aware;

     (d) was received by the party receiving it (as evidenced by written records) after the time of disclosure hereunder from a third party who did not require it to be held in confidence and who did not acquire it directly or indirectly from the other party under a continuing obligation of confidence of which the party receiving it was aware;

     (e) required by law, governmental regulations, court order or the rules of any relevant securities exchange to be disclosed, but only to the extent of such required disclosure; provided, that a party required to so disclose Confidential Information shall use best efforts to notify the other party of such potential disclosure so that such party may seek a protective order or other remedies to maintain in confidence any such Confidential Information;

     (f) was developed independently by the receiving party and without the use of any Confidential Information received from the disclosing party under this Agreement; or

     (g) was or is disclosed by the party owning it to third parties without restrictions on use or disclosure comparable to those contained herein.

ARTICLE 6.  IMPROVEMENTS

6.1 NCT Improvements. In the event that the Network Station Affiliate individually or together with NCT or DMC discovers, develops or creates any NCT Improvements during the term of this Agreement, the Network Station Affiliate promptly shall grant and assign, on a quitclaim basis, all of its rights of ownership in such NCT Improvements to NCT, whether such NCT Improvements are patentable or non-patentable under the laws of any country, subject to any governmental approvals that may be required for such grant back and assignment, it being understood that any such NCT Improvements that are not made the subject of a patent shall constitute part of the Licensed Technology licensed to the Network Station Affiliate hereunder and that any such NCT Improvements that are made the subject of a patent shall constitute one of the Licensed Patents licensed to Network Station Affiliate hereunder.

     In the event that NCT or DMC individually discovers, develops or creates any NCT Improvements during the term of this Agreement which made use of, extend, are based upon or relate to the Licensed Patents or the Licensed Technology, then any such NCT Improvement that is not made subject of a patent shall constitute part of the Licensed Technology licensed hereunder and any such NCT Improvement that is made the subject of a patent shall constitute a Licensed Patent licensed hereunder.

6.2 Network Station Affiliate Improvements. In the event that NCT or DMC individually or together with the Network Station Affiliate discovers, develops or creates any Network Station Affiliate Improvements during the term of this Agreement, NCT and DMC promptly shall grant and assign, on a quitclaim basis, all of its rights of ownership in such Network Station Affiliate Improvements to the Network Station Affiliate, whether such Network Station Affiliate Improvements are patentable or non-patentable under the laws of any country, subject to any governmental approvals that may be required for such grant back and assignment.

6.3 Joint Discoveries. In the event that the Network Station Affiliate and NCT or DMC jointly discover, develop or create any intellectual property whether patentable or non-patentable that is not an Improvement or is an Improvement not covered by either Section 6.1 or 6.2 above, all rights and interest in and to such intellectual property shall be owned equally by Network Station Affiliate and NCT or DMC and each party hereby grants to the other a royalty free, perpetual, irrevocable license to use and exploit any such intellectual property.

6.4 Dual Improvements. In the event the Network Station Affiliate and NCT or DMC jointly discover, develop or create any intellectual property whether patentable or non-patentable that is or could be an Improvement under both Sections 6.1 and 6.2 above, all rights and interest in and to such intellectual property shall be owned equally by the Network Station Affiliate and NCT or DMC and each party hereby grants to the other a royalty free, perpetual, irrevocable license to use and exploit any such intellectual property.

6.5 Individual Discoveries. In the event that either the Network Station Affiliate or NCT or DMC individually discover, develop or create any intellectual property whether patentable or non-patentable, that is not an Improvement or is an Improvement not covered by either Section 6.1 or 6.2 above, all rights and interest in and to such intellectual property shall be owned by the party discovering, developing or creating the same.

6.6 Further Assurances. The parties shall take all action legally permitted that may be necessary or appropriate to assure full compliance with the provisions of this Article 6 notwithstanding the fact that intellectual property covered by this Article 6 may be discovered, developed or created by an employee of one of the parties hereto.

ARTICLE 7.  PAYMENTS

The Network Station Affiliate agrees to pay the amount set forth in Section 3.1 on or prior to _____________________.

ARTICLE 8.  TERM

The term of this Agreement shall begin on the date hereof and, unless extended or earlier terminated by the written agreement of the parties or the provisions of Article 9 below, shall expire immediately upon either: (i) with respect to rights granted under any patent hereunder, the expiration of that patent under applicable law; or (ii) with respect to the other rights granted hereunder, upon the expiration of the last to expire of the patents licensed hereunder.

ARTICLE 9.  TERMINATION

9.1 General. This Agreement may be terminated prior to the end of the term provided in Article 8 above under any of the following provisions of this Article.

9.2 Breach. In the event of a material breach of this Agreement, if the defaulting party fails to cure the breach within thirty (30) days, in the case of a breach involving non-payment of amounts to be paid hereunder, or sixty (60) days, in the case of any other kind of breach following its receipt of written notice from the non-defaulting party specifying the nature of the breach and the corrective action to be taken, then the non-defaulting party may terminate this Agreement forthwith by delivering its written declaration to the defaulting party that this Agreement is terminated; provided any payment default will require the defaulting party to pay interest in order to cover the default at the rate of the then current prime rate at The Chase Manhattan Bank N.A.

9.3 Insolvency. If one of the parties becomes bankrupt or insolvent, or files a petition therefor, or makes a general assignment for the benefit of creditors, or otherwise seeks protection under any bankruptcy or insolvency law, or upon the appointment of a receiver of the assets of a party ("defaulting party") then the other party shall have the right to immediately terminate this Agreement upon written notice to the defaulting party provided, in any such instance, that said right of termination shall be postponed for as long as the defaulting party continues to conduct its business in the ordinary course.

9.4 Survival of Certain Terms. Notwithstanding the termination of this Agreement under any of the provisions of this Article 9, the terms and conditions of Section 4.2 and Article 5, and those pertaining to the ownership of rights acquired under Article 6 shall survive termination of this Agreement and shall continue to be applicable and govern the parties with respect to the subject matter thereof.

9.5  Document Return. Each party shall return to the other party within thirty
     (30) days of the date of termination under either Article 8 or this Article 9 all of the secret and confidential information, patent applications, and know-how received pursuant to this Agreement together with all other tangible property loaned for the implementation of this Agreement.

ARTICLE 10.  FORCE MAJEURE

In the event of enforced delay in the performance by either party of obligations under this Agreement due to unforeseeable causes beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of the government, acts of the other party, fires, floods, strikes, freight embargoes, unusually severe weather, or delays of subcontractors due to such causes (an "Event of Force Majeure"), the time for performance of such obligations shall be extended for the period of the enforced delay; provided that the party seeking the benefit of the provisions of this paragraph shall, within ten (10) days after the beginning of any such enforced delay, have first notified the other party in writing of the causes and requested an extension for the period of the enforced delay and shall use all reasonable endeavors to minimize the effects of any Event of Force Majeure.


ARTICLE 11.  APPLICABLE LAW

The terms and conditions of this Agreement and the performance thereof shall be interpreted in accordance with and governed by the laws of the State of Delaware and the United States of America.

ARTICLE 12.  DISPUTE RESOLUTION

The parties agree to attempt in good faith to resolve any dispute arising out of or in connection with the performance, operation or interpretation of this Agreement promptly by negotiation between the authorized contacts of the parties.

If a dispute should arise, the authorized contacts will meet at least once and will attempt to resolve the matter. Either authorized contact may request the other to meet within fourteen (14) days, at a mutually agreed time and place. If the matter has not been resolved within thirty (30) days of a request being made for such a meeting, the authorized contacts shall refer the matter to the representatives of the parties who are responsible for matters at the policy or strategic level who shall meet within fourteen (14) days of the end of the thirty (30) day period referred to above, at a mutually agreed time and place.

If the matter has not been resolved within thirty (30) days of a request being made for this meeting, the parties shall proceed as follows:

     (a) Any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of the interest and costs, exceeds one million dollars (a "Summary Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be litigated exclusively in the Superior Court of the State of Delaware (the "Delaware Superior Court") as a summary proceeding pursuant to Rules 124-131 of the Delaware Superior Court, or any successor rules (the "Summary Proceeding Rules"). Each of the parties hereto hereby irrevocably and unconditionally (i) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (ii) agrees not to commence any Summary Proceeding except in the Delaware Superior Court, (iii) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (iv) waives, and agrees not to plead or to make, any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum, (v) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it, (vi) waives its right to remove any Summary Proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute and (vii) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of or otherwise related to this Agreement and waives any and all rights to any such jury trial or to seek punitive damages.

     (b) In the event any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed One Million Dollars (a "Proceeding"), arising out of or relating to this Agreement or the breach, termination or validity thereof is brought, the parties to such Proceeding agree to make application to the Delaware Superior Court to proceed under the Summary Proceeding Rules. Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of this Section relating to Summary Proceedings shall apply to such Proceeding.

     (c) In the event a Summary Proceeding is not available to resolve any dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the U.S. Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association ("Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's regional office located closest to Network Station Affiliate's principal place of business by three arbitrators, at least one of whom shall be knowledgeable in Active Technology and one of whom shall be an attorney. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least sixty (60) days prior thereto such party shall have given written notice to the other party of its intent to do so. Neither party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but such shall not be sought as a means to avoid or stay arbitration.

     (d) The Network Station Affiliate hereby designates and appoints _____________________________, as its agent to receive service of process in any Proceeding or Summary Proceeding. NCT and DMC hereby designates and appoints Corporation Service Company with offices on the date hereof at 1013 Centre Road, Wilmington, DE 19805, as its agent to receive such service. Each of the parties hereto further covenants and agrees that, so long as this Agreement shall be in effect, each such party shall maintain a duly appointed agent for the service of summonses and other legal processes in the State of Delaware and will notify the other parties hereto of the name and address of such agent if it is no longer the entity identified in this article.


ARTICLE 13. ANNOUNCEMENTS AND PUBLICITY; INDEPENDENT CONTRACTORS

Except for any disclosure which may be required by law, including appropriate filings with the Securities Exchange Commission and the NASDAQ Stock Market, Inc., neither party may use the other's name or disclose the terms of this Agreement without the consent of the other, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, upon the execution of this Agreement NCT and DMC may issue a press release in NCT's or DMC's customary format and manner reporting the execution of this Agreement and its general subject matter provided NCT or DMC shall have received the Network Station Affiliate's prior approval thereof which approval shall not be unreasonably withhold or delayed.

Each party to this Agreement is an independent contractor and neither shall be considered the partner, employer, agent or representative of the other.

ARTICLE 14.  SEVERABILITY

If any part of this Agreement for any reason shall be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which shall remain in full force and effect; provided, however, that in the event a part of this Agreement is declared invalid and the invalidity or enforceability of such part has the effect of materially altering the obligations of any party under this Agreement, the parties agree, promptly upon such declaration being made, to negotiate in good faith to amend this Agreement so as to put such party in a position substantially similar to the position such party was in prior to such declaration.

ARTICLE 15.  RIGHTS OF ASSIGNMENT; SUCCESSORS AND ASSIGNS

Neither NCT, DMC nor the Network Station Affiliate shall have any right to assign this Agreement or any of their respective rights or obligations under this Agreement to any third party except by operation of law or with the prior written consent of the other party. In the event the Network Station Affiliate wishes to assign any of its rights or obligations under this Agreement to an Affiliate of the Network Station Affiliate, NCT's and DMC's consent will not be unreasonably withheld. In the event NCT or DMC wishes to assign any of its rights or obligations under this Agreement to an Affiliate of NCT or DMC, the Network Station Affiliate's consent will not be unreasonably withheld. The provisions of this Agreement shall inure to the benefit of, or be binding upon, the successors and assigns of each party hereto.

ARTICLE 16.  NOTICES

Any notices under this Agreement shall be in writing and shall be deemed delivered on the date of delivery if delivered by personal service, or sent by telecopy and confirmed by first class registered or certified mail, or same day or overnight courier service with postage or charges prepaid and on the third day following dispatch if sent only by first class registered or certified mail or same day or overnight courier service with postage or charges prepaid. Unless subsequently notified in writing in accordance with this Section by the other party, any notice or communication hereunder shall be addressed to NCT as follows:

           NCT Group, Inc.
           1025 West Nursery Road
           Linthicum, Maryland 21090
           Attn:    Chief Financial Officer
           Telecopy No:  1-410-636-2141

to DMC as follows:

           DistributedMedia.com, Inc.
           One Dock Street, Suite 300
           Stamford, CT  06902
           Attn: Legal Department
           Telecopy No: 1-203-348-4106

to the Network Station Affiliate as follows:

                           _______________________
                           _______________________
                           _______________________
                           Attn:    ______________
                           Telecopy No. __________



ARTICLE 17.  TAXES

The Network Station Affiliate shall be solely responsible for any sales, use, occupational, property or privilege taxes, duties, fees or other similar charges imposed by any governmental authority in connection with the construction sale, lease, distribution, use or other disposition by Network Station Affiliate of Licensed Products or the Licenses granted hereunder. Any other taxes, including income taxes based on royalties and other payments to NCT or DMC, shall be the responsibility of NCT or DMC.

ARTICLE 18.  INDEMNIFICATION

Each of NCT, DMC and the Network Station Affiliate agrees to indemnify, defend, and hold harmless the other party and each of its officers, directors, employees, agents, successors and permitted assigns (hereinafter referred to in the aggregate in this section as the "Indemnified Party") against any and all losses, claims, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and other costs of defense of every kind whatsoever and the aggregate amount of reasonable settlement of any suit, claim or proceeding) but excluding lost profits, opportunity costs, exemplary and punitive damages, which the Indemnified Party may incur or for which the Indemnified Party may become liable on account of any suit, claim or proceeding purporting to be based upon a failure to perform obligations under this Agreement to be performed by the other party (hereafter the "Indemnifying Party") and its employees or agents. NCT and DMC shall also indemnify and defend the Network Station Affiliate from and against any cause of action, suit or claim brought or made against the Network Station Affiliate, or any of the entities comprising the Network Station Affiliate, or any of their respective officers, agents, or principals, and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or from any transaction contemplated hereby. The Indemnified Party shall promptly advise the Indemnifying Party of any such suit, claim or proceeding and shall cooperate with the Indemnifying Party in the defense or settlement of such suit, claim or proceedings which shall be controlled by the Indemnifying Party providing no settlement shall be made without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. In any event, the Indemnified Party shall furnish to the Indemnifying Party such information relating to such suit, claim or proceeding as the Indemnifying Party shall reasonably request for use in defending the same.

ARTICLE 19.  MAINTENANCE AND DEFENSE OF LICENSED PATENTS

19.1 Enforcement of Patents. Throughout the term of this Agreement, NCT shall maintain in force the Licensed Patents. In this connection, NCT shall promptly pay all costs of any and all continuations, continuations-in-part, divisions, extensions, reissues, re-examinations, or renewals of the Licensed Patents, including, without limitation, the costs and expenses of any and all attorneys, experts or other professionals engaged in connection with any of the foregoing. In addition, NCT shall actively protect the Licensed Patents and shall institute all such suits, actions or proceedings for infringement of any of the Licensed Patents as may be reasonably necessary in this regard. Unless NCT shall have received the advice of counsel that success on the merits is reasonably certain, NCT shall be excused from its duty to commence and/or may withdraw from any enforcement action under the Licensed Patents and Network Station Affiliate shall then be free to pursue enforcement of the Licensed Patents in its own name and at its sole expense and risk, but only to the extent such infringement occurs in the Geographic Station Area. In the event NCT fails to commence an enforcement action or otherwise protect the Licensed Patents as aforesaid after notice of possible infringement from the Network Station Affiliate, the Network Station Affiliate shall be entitled by itself to take proceedings in the name of and with the cooperation of NCT to restrain any such infringement at the Network Station Affiliate's expense and for the Network Station Affiliate's benefit. Where the Network Station Affiliate proceeds alone and achieves an award from the official enforcement forum in such an action brought by it, the Network Station Affiliate shall be entitled to retain such award. However, any compromise of such enforcement action or concession of invalidity or priority of invention of any patent whether in connection with an enforcement action or any other proceeding shall require NCT's participation and express prior written approval. If NCT has elected to participate in and share in the expense of any such enforcement action, any award shall be shared equally by NCT and the Network Station Affiliate.

19.2 Infringement. NCT shall defend and save harmless the Network Station Affiliate against any suit, damage claim or demand, and any loss, cost or expense suffered as a result thereof (including reasonable attorneys fees), based on actual or alleged infringement of any patent or trademark or any unfair trade practice resulting from the exercise or use of any right or license granted under this Agreement; provided that the Network Station Affiliate (a) promptly notifies NCT of such suit, claim or demand and (b) provides NCT with such assistance as NCT may reasonably request for the defense or settlement of such suit, claim or demand, which NCT shall control.

     Notwithstanding the foregoing, NCT shall have no liability to defend or pay damages or costs to the Network Station Affiliate with respect to any claim of infringement which is based on an implementation designed or modified by any third party or the Network Station Affiliate's use of the Licensed Patents or the Licensed Technology for any purpose other than the design, manufacture, use or sale of Licensed Products pursuant to this Agreement.

ARTICLE 20.  WARRANTIES

     NCT and DMC represents and warrants that it has the right, power and authority to enter into this Agreement and to grant the licenses and other rights contained herein to the Network Station Affiliate as herein provided and that none of the same will breach or be in violation of any agreement, license, or grant made with or to any other party by NCT or DMC and that to the best of NCT's and DMC's knowledge and belief the Licensed Patents are valid and do not infringe any other patent issued prior to the date hereof.


ARTICLE 21.  DISCLAIMER

     EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NCT AND DMC HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF THE ACCURACY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS OR MERCHANTABILITY OF THE LICENSED PATENTS, THE NCT TECHNOLOGY, OR THE LICENSED PRODUCTS, OR THEIR SUITABILITY OR FITNESS FOR ANY PURPOSE WHATSOEVER. NCT AND DMC DISCLAIMS ALL OTHER WARRANTIES OR WHATEVER NATURE, EXPRESS OR IMPLIED. NCT AND DMC DISCLAIMS ALL LIABILITY FOR ANY LOSS OR DAMAGE RESULTING, DIRECTLY OR INDIRECTLY, FROM THE USE OF THE LICENSED PATENTS, THE NCT TECHNOLOGY, OR THE LICENSED PRODUCTS, OTHER THAN THOSE ARISING FROM CLAIMS OF INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES; WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS DISCLAIMER EMBRACES CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR GOOD WILL, EXPENSES FOR DOWNTIME OR FOR MAKING UP DOWNTIME, DAMAGES FOR WHICH THE NETWORK STATION AFFILIATE MAY BE LIABLE TO OTHER PERSONS, DAMAGES TO PROPERTY, AND INJURY TO OR DEATH OF ANY PERSONS.

ARTICLE 22.   SUPPORT SERVICES

     DMC shall provide the Network Station Affiliate with engineering, maintenance and sales support with respect to Licensed Products to be installed by or for the Network Station Affiliate under this Agreement to the extent and at the rates set forth in Schedule D hereto.

ARTICLE 23.   SCOPE OF THE AGREEMENT

     This Agreement and the Schedules hereto constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings of the parties with regard to the subject matter hereof. No interpretation, change, termination or waiver of any provision hereof shall be binding upon a party unless in writing and executed by the other party. No modification, waiver, termination, recession, discharge or cancellation of any right or claim under this Agreement shall affect the right of any party hereto to enforce any other claim or right hereunder.

     IN WITNESS THEREOF, the members of the Network Station Affiliate, NCT and DMC have executed this Agreement effective as of the date first written above.

             NCT Group, Inc.


             By:____________________________
             Name:
             Title:


             DistributedMedia.com, Inc.


             By:____________________________
             Name:
             Title:


             [Network Station Affiliate]

             By:____________________________
             Name:
             Title:

                                   Schedule A

Deliverables

     Pursuant to Section 4.3 DMC will supply Network Station Affiliate with the following Deliverables on or before the dates set forth below:

                  Deliverable                                          Date

[To be completed]

                                   Schedule B

Licensed Patents

Patents

[To be completed by NCT]


Patents Pending Under Filed Applications

[To be completed by NCT]


Disclosures for Which Patent Applications are to be Filed

[To be completed by NCT]

                                   Schedule C

Licensed Technology

1. The unpatented technology contained in the patent applications filed or to be filed and listed on Schedule B hereto.

2. The unpatented technology in NCT's possession which NCT is free to disclose and which supports, amplifies, explains or enables the design or manufacture of products embodying any of the claims of the Licensed Patents.

3. The unpatented technology contained in the Deliverables listed on Schedule A hereto.
4.   [Other items to be completed by NCT.]

                                   Schedule D

Support Services

DMC will provide engineering, maintenance and sales support services, subject to personnel availability, at the following standard rates. Actual rates may vary, and rates are subject to change without notice. Out-of-pocket, travel and material expenses are additional and will be billed at cost.

Technician/Draftsman       $ ____/Hour
Junior Engineer              ____/Hour
Engineer                     ____/Hour
Senior Engineer              ____/Hour
Manager                      ____/Hour